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                                  EXHIBIT 21.1

               SUBSIDIARIES OF ELECTRONICS BOUTIQUE HOLDINGS CORP.

1.       Electronics Boutique Investment Corp., a Delaware corporation

2.       Electronics Boutique of America Inc., a Pennsylvania corporation

3.       Elbo, Inc., a Delaware corporation

4.       Electronics Boutique Canada, Inc., an Ontario corporation

5.       E.B. International, Inc., a Pennsylvania corporation

6.       Electronics Boutique Korea, Inc., a South Korea corporation

7.       Electronics Boutique Australia Pty Ltd., an Australia corporation

8.       EB Finance Inc., a Delaware corporation

9.       EB Catalog Company, Inc., a Nevada corporation

10.      EBWorld.com, Inc., a Nevada corporation